                                                                    EXHIBIT 99.1


[AVIALL LOGO]


FOR IMMEDIATE RELEASE

Contact: David S. Leedy
                  972-586-1703

ROLLS-ROYCE AND AVIALL ANNOUNCE PRICE REDUCTION ON KEY MODEL 250 PARTS

         DALLAS, TEXAS, January 8, 2003 -- Aviall Services, Inc. a wholly owned subsidiary of Aviall, Inc. (NYSE:AVL) announced today, that in partnership with Rolls-Royce Corporation, we are offering price reductions across selected turbine and gearshaft assemblies installed on the Rolls-Royce Model 250 gas turbine engine. These reductions, which range from 15% to 22% on 17 high value items of the 1,500 stocked by Aviall, are a result of the logistics partnership forged between Rolls-Royce and Aviall over the past 3 years.

         "These reductions are part of our continued Model 250 market development and plans to increase our market share," said Dan Komnenovich, Executive Vice-President of Aviall Services, Inc. "With this announcement, we are delighted to show the results of our active customer support with these offers and to facilitate rapid delivery through our global operations. By accessing our web site at www.aviall.com or by contacting their local customer service representative, our customers can receive these attractive prices and get same day shipment."

         "By providing Rolls-Royce with a deeper insight into demand and supporting them in building an efficient delivery sequence, Aviall Services, Inc. is substantiating the partnership goal to reduce end user costs and has raised availability to an unprecedented 99% level", he added.

         The Model 250 has set the standard for turboshafts in the 420-715 shp power class, and is one of the industry's most trusted engines, celebrating 160 million hours of operation in 2003. Combining ease of operation with a high power-to-weight ratio, the Model 250 family includes a range of turboshaft variants, plus a compact turboprop derivative. Over 28,500 Model 250 engines have to date been built for over 125 different applications, and over 16,000 engines are now in service.

         Aviall's Chairman, President and CEO, Paul Fulchino said: "By offering lower costs based upon our technology leverage, supply-chain efficiencies, and quicker delivery from an available parts base, Aviall continues to prove that its simple model of mutual support for supplier and customer, is the key to success in these difficult times for the aerospace industry. We are proud to support Rolls-Royce in this endeavor."

                                      # # #




ABOUT AVIALL, INC.

Aviall, Inc. [NYSE: AVL] is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world's largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for approximately 200 manufacturers and offers approximately 250,000 catalog items from customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at WWW.AVIALL.COM.